Consent of Monroe Securities, Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-4 of First Community Financial Partners, Inc. (“FCFP”) and in the joint Proxy Statement/Prospectus of FCFP and First Community Bank of Plainfield Company (the “Bank”) which is a part of the Registration Statement filed with the Securities and Exchange Commission on November 5, 2012 of our opinion letter, dated August 27, 2012, to the Board of Directors of the Bank which appears as Annex II to such joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name therein under the headings “Questions and Answers About the Merger and the Bank Special Meeting,” “Summary – Opinion of Monroe Securities,” “The Merger – Background of the Merger,” and “The Merger – Opinion of Financial Advisor to the Bank.”
In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

MONROE SECURITIES, INC.

By:	/s/ Monroe Securities, Inc.

Chicago, Illinois
November 5, 2012